For:	Immediate Release	Contact:	Larry Lentych
	October 25, 2007		574 235 2000

Andrea Short
574 235 2000

1ST SOURCE REPORTS ON THIRD QUARTER,
DIVIDEND ANNOUNCED

South Bend, IN – 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank and First National Bank, Valparaiso, today reported net income of $6.13 million for the third quarter of 2007, a decrease  from the $10.96 million for the third quarter of 2006.  For the first nine months of 2007, net income for 1st Source Corporation was $22.71 million, down from the $31.17 million reported for the same period in 2006.

Diluted net income per share for the third quarter of 2007 amounted to $0.25 versus $0.48 reported for the same period last year. Diluted net income per common share for the first three quarters of 2007 was $0.96, a decrease from the $1.36 for the same period of 2006.

Christopher J. Murphy III, Chairman and Chief Executive Officer, announced that at its October meeting, that the Board of Directors approved a cash dividend of $0.14 per share. The cash dividend will be payable on November 15, 2007, to shareholders of record on November 5, 2007.

             Mr. Murphy commented, “The third quarter was very challenging for 1st Source Corporation. We were down from a year earlier where we received $3.2 million on the sale of mortgage servicing rights, which did not recur this year. Additionally, the squeeze on the margin continues which exerts downward pressure on our earnings. We also provided $3.66 million to our loan loss reserve this quarter compared to a recovery of provision of $670,000 a year earlier.  This reflects lower recoveries from previously charged off loans, increased loan volumes, and a slight decrease in loan quality. The difference in loan quality is not connected to the subprime mortgage mess reported in the headlines. Our mortgage business has always been conventional and conservative.”

“On the positive side, we completed the main installation of our new core computer system in mid-July. Although this contributed to higher costs for the quarter, the new core system should upgrade our effectiveness and efficiency in the long-term. It was an exhausting project for the hundreds of employees who were involved but went well according to those who have been involved in this kind of major installation at other financial institutions. We continue to work on completing the conversion and improving our service to customers, and will do so until all systems are working at the maximum capability as promised.”

“The acquisition of the First National Bank, Valparaiso, a $600 million bank, was completed in May. We are well into the process of training our new employees, meeting our new customers, and understanding our new market opportunities. Although the bank acquisition adds costs to the income statement which cannot be adequately reduced until next year, it’s a long-term investment in the future of 1st Source.” concluded Mr. Murphy.

Noninterest income for the three month period ended September 30, 2007 was $17.90 million, a decrease from the $20.82 million reported in the same period of 2006. For the first three quarters of 2007, noninterest income was $54.45 million versus $58.90 million for the first three quarters of 2006.  Declines in mortgage banking income of $4.20 million and $7.43 million, respectively, for the three and nine month periods of 2007 compared to 2006 was the primary factor in the overall decline in noninterest income.  The third quarter 2006 bulk sale of mortgage servicing rights combined with the second quarter 2006 bulk sale of mortgage servicing rights of $1.25 million, resulted in a 2006 year-to-date gain of $4.45 million, pre-tax.

Noninterest expense for the third quarter was $37.44 million, an increase from the $31.82 million reported in the third quarter a year earlier. Noninterest expense for the first nine months was $103.69 million versus $93.62 million for the same period of 2006.  Salaries and employee benefits increased $2.60 million and $5.93 million, respectively, for the third quarter and 2007 year-to-date compared to a year earlier. The majority of this increase was due to the acquisition of First National Bank, Valparaiso which added $2.49 million to salaries and employee benefit expense for the third quarter of 2007, and $3.28 million since the date of acquisition on May 31, 2007.  Additionally, during the first quarter of 2006 we benefited from the reversal of previously recognized stock-based compensation expense under historical accounting methods related to the estimated forfeiture of prior years stock awards.  This one-time reversal, combined with the adoption of SFAS No. 123(R) estimated forfeiture accounting requirements, resulted in a reduction in stock-based compensation of $2.07 million, pre-tax.

Average net loans and leases at the close of the third quarter were $3.2 billion, up 21.59 percent from a year earlier. 1st Source’s reserve for loan and lease losses as of September 30, 2007, was 2.02 percent of total loans and leases compared to 2.25 percent at September 30, 2006. 1st Source’s provision for losses was $3.66 million this quarter compared to a recovery of provision for losses of $0.67 million for the third quarter of 2006.  Net charge-offs were $1.68 million for the third quarter 2007 compared to net recoveries of $0.47 million for the same quarter last year. The ratio of nonperforming assets to net loans and leases was 0.52 percent on September 30, 2007, compared to 0.54 percent on September 30, 2006.

As of September 30, 2007, the 1st Source common equity-to-assets ratio was 9.68 percent compared to 10.04 percent a year ago. Common shareholders' equity was $427.20 million, up 17.54 percent from the $363.45 million reported a year ago. Total assets at the end of the third quarter of 2007 were $4.41 billion, up 21.84 percent from a year ago. Total loans and leases were up 21.87 percent and total deposits were up 18.37 percent over the comparable figures at the end of the third quarter of 2006.

1st Source Corporation is the largest locally controlled financial institution serving the northern Indiana-southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. As of mid-October, the Corporation has over 80 banking centers in 17 counties, 6 1st Source Insurance offices, plus 24 locations nationwide for the 1st Source Bank Specialty Finance Group. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src." Marketmakers in 1st Source common shares are Crowell, Weedon & Company; FTN Midwest Securities Corp.; Goldman, Sachs & Company; Keefe, Howe Barnes Investments, Bruyette & Woods, Incorporated; Lehman Brothers, Incorporated; Morgan Stanley & Company, Incorporated; Sandler O’Neill & Partners; Stifel, Nicolaus & Company; Susquehanna Capital Group; and UBS Securities LLC.

Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements.

Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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(charts attached)

1st SOURCE CORPORATION				Page 5
3rd QUARTER 2007 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
END OF PERIOD BALANCES
Assets			$4,412,651	$3,621,633
Loans and leases			3,201,595	2,627,153
Deposits			3,415,169	2,885,268
Reserve for loan and lease losses			64,664	59,002
Intangible assets			91,546	19,639
Common shareholders' equity			427,195	363,446

AVERAGE BALANCES
Assets	$4,446,719	$3,574,874	$4,053,944	$3,488,108
Earning assets	4,103,807	3,331,383	3,771,816	3,250,454
Investments	841,311	633,851	737,599	631,669
Loans and leases	3,179,234	2,614,743	2,930,077	2,538,558
Deposits	3,490,193	2,790,506	3,193,139	2,704,478
Interest bearing liabilities	3,576,200	2,802,797	3,235,392	2,711,949
Common shareholders' equity	430,710	360,399	400,566	353,991

INCOME STATEMENT DATA
Net interest income	$31,698	$27,451	$86,841	$79,695
Net interest income - FTE	32,735	28,064	89,398	81,594
Provision for (recovery of) loan and lease losses	3,660	(667)	4,284	(2,638)
Noninterest income	17,897	20,823	54,453	58,895
Noninterest expense	37,440	31,824	103,686	93,616
Net income	6,130	10,964	22,713	31,174

PER SHARE DATA
Basic net income per common share	$0.25	$0.49	$0.97	$1.38
Diluted net income per common share	0.25	0.48	0.96	1.36
Cash dividends paid per common share	0.140	0.140	0.420	0.394
Book value per common share	17.67	16.15	17.67	16.15
Market value - High	26.530	31.330	32.620	31.330
Market value - Low	18.410	28.460	18.410	22.636
Basic weighted average common shares outstanding	24,275,794	22,497,930	23,309,281	22,549,914
Diluted weighted average common shares outstanding	24,567,404	22,811,273	23,603,676	22,843,785

KEY RATIOS
Return on average assets	0.55%	1.22%	0.75%	1.19%
Return on average common shareholders' equity	5.65	12.07	7.58	11.77
Average common shareholders' equity to average assets	9.69	10.08	9.88	10.15
End of period tangible common equity to tangible assets	7.77	9.54	7.77	9.54
Net interest margin	3.16	3.34	3.17	3.36
Efficiency: expense to revenue	71.30	61.66	69.56	64.82
Net charge-offs to average loans and leases	0.21	(0.07)	0.03	(0.16)
Loan and lease loss reserve to loans and leases	2.02	2.25	2.02	2.25
Nonperforming assets to loans and leases	0.52	0.54	0.52	0.54

ASSET QUALITY
Loans and leases past due 90 days or more			$693	$264
Nonaccrual and restructured loans and leases			10,211	11,248
Other real estate			2,679	759
Repossessions			3,430	2,356
Equipment owned under operating leases			114	66
Total nonperforming assets			17,127	14,693

1st SOURCE CORPORATION		Page 6
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	September 30, 2007	September 30, 2006
ASSETS
Cash and due from banks	$117,564	$87,166
Federal funds sold and interest bearing deposits with other banks	3,754	57,742
Investment securities available-for-sale
(amortized cost of $807,441 and $630,169 at
September 30, 2007 and 2006, respectively)	810,802	628,691

Mortgages held for sale	25,074	54,185

Loans and leases, net of unearned discount:
Commercial and agricultural loans	585,842	490,612
Auto, light truck and environmental equipment	330,967	323,671
Medium and heavy duty truck	315,116	335,039
Aircraft financing	583,533	453,975
Construction equipment financing	377,069	287,172
Loans secured by real estate	858,818	610,612
Consumer loans	150,250	126,072
Total loans and leases	3,201,595	2,627,153
Reserve for loan and lease losses	(64,664)	(59,002)
Net loans and leases	3,136,931	2,568,151

Equipment owned under operating leases, net	78,041	74,218
Net premises and equipment	49,272	36,927
Goodwill and intangible assets	91,546	19,639
Accrued income and other assets	99,667	94,914

Total assets	$4,412,651	$3,621,633

LIABILITIES
Deposits:
Noninterest bearing	$389,099	$334,319
Interest bearing	3,026,070	2,550,949
Total deposits	3,415,169	2,885,268

Federal funds purchased and securities sold
under agreements to purchase	327,623	184,726
Other short-term borrowings	24,611	24,484
Long-term debt and mandatorily redeemable securities	44,303	43,689
Subordinated notes	100,002	59,022
Accrued expenses and other liabilities	73,748	60,998
Total liabilities	3,985,456	3,258,187

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	342,840	289,163
Retained earnings	112,938	94,595
Cost of common stock in treasury	(30,717)	(19,393)
Accumulated other comprehensive income (loss)	2,134	(919)
Total shareholders' equity	427,195	363,446

Total liabilities and shareholders' equity	$4,412,651	$3,621,633

1st SOURCE CORPORATION				Page 7
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Interest income:
Loans and leases	$57,970	$47,468	$159,322	$132,777
Investment securities, taxable	7,365	5,298	19,086	14,020
Investment securities, tax-exempt	2,213	1,279	5,351	3,838
Other	782	334	2,856	921

Total interest income	68,330	54,379	186,615	151,556

Interest expense:
Deposits	31,184	22,399	85,249	58,715
Short-term borrowings	2,978	2,776	8,240	8,358
Subordinated notes	1,846	1,098	4,236	3,228
Long-term debt and mandatorily redeemable securities	624	655	2,049	1,560

Total interest expense	36,632	26,928	99,774	71,861

Net interest income	31,698	27,451	86,841	79,695
Provision for (recovery of provision for) loan and lease losses	3,660	(667)	4,284	(2,638)

Net interest income after provision for
(recovery of provision for) loan and lease losses	28,038	28,118	82,557	82,333

Noninterest income:
Trust fees	3,853	3,271	11,367	10,320
Service charges on deposit accounts	5,278	5,020	15,074	14,323
Mortgage banking income	770	4,971	2,400	9,833
Insurance commissions	964	1,012	3,540	3,626
Equipment rental income	5,345	5,032	15,730	13,910
Other income	1,841	1,740	6,042	4,873
Investment securities and other investment (losses) gains	(154)	(223)	300	2,010

Total noninterest income	17,897	20,823	54,453	58,895

Noninterest expense:
Salaries and employee benefits	20,035	17,433	55,754	49,820
Net occupancy expense	2,467	1,854	6,552	5,581
Furniture and equipment expense	3,996	2,936	10,838	9,029
Depreciation - leased equipment	4,284	4,031	12,603	10,960
Supplies and communication	1,666	1,358	4,450	4,028
Other expense	4,992	4,212	13,489	14,198

Total noninterest expense	37,440	31,824	103,686	93,616

Income before income taxes	8,495	17,117	33,324	47,612
Income tax expense	2,365	6,153	10,611	16,438

Net income	$6,130	$10,964	$22,713	$31,174

The NASDAQ Stock Market National Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com